Exhibit 99.1

LUCID ANNOUNCES VOLUNTARY DELISTING OF WARRANTS

NEWARK, CA — October 8, 2021 — Lucid Group, Inc. (the “Company”), which is setting new standards with its advanced luxury EVs, today announced that it has notified The Nasdaq Stock Market (“Nasdaq”) of its intention to voluntarily withdraw the Nasdaq listing of its warrants to purchase its Class A common stock following the completion of the Company’s previously announced redemption of certain outstanding warrants. The listing of the Company’s Class A common stock, which is traded on Nasdaq under the ticker symbol “LCID,” will not be affected by the delisting of the Company’s warrants.

The Company currently has outstanding (i) warrants that were issued in the initial public offering of the Company's predecessor, Churchill Capital Corp IV (the “Public Warrants”), (ii) warrants that were issued in a private placement (the “Private Placement Warrants"), and (iii) warrants that were issued to the sponsor of the Company’s predecessor pursuant to a promissory note with terms identical to the Private Placement Warrants (together with the Private Placement Warrants, the “Sponsor Warrants”). The Company’s warrants are listed on Nasdaq under the symbol “LCIDW."

As previously announced, the Company redeemed the Public Warrants in accordance with their terms on October 8, 2021 (the “Redemption”). After the effectiveness of the Redemption on October 8, 2021, the Company anticipates that the remaining outstanding warrants of the Company will consist of approximately 44.4 million Sponsor Warrants, exercisable for approximately 44.4 million shares of Class A common stock, which are currently only held by one warrant holder.

The holder of the remaining Sponsor Warrants has the right to exercise its warrants for cash at a price of $11.50 per share or on a cashless basis at any time. If holders of the Sponsor Warrants subsequently transfer their warrants, other than to certain permitted transferees, those transferred warrants would be subject to redemption by the Company provided that the conditions for redemption are satisfied.

Given the limited number of warrant holders remaining after the Redemption, and the Company’s right to potentially redeem transferred warrants, the Company believes that trading activity in the warrants will be limited following the Redemption, which could negatively affect the liquidity of the warrants. Based on these considerations, combined with the costs associated with the continued listing of the warrants, the Company believes that continued listing of the warrants is not necessary. The Company has determined that it is in its best interests to voluntarily withdraw the listing of the remaining warrants from Nasdaq following the Redemption.

Accordingly, on October 8, 2021, the Company notified Nasdaq of its intent to withdraw the warrants from listing on Nasdaq. The Company intends to file a Form 25 with the Securities and Exchange Commission on October 18, 2021 relating to the warrants, with the delisting to be effective ten days thereafter.

About Lucid Group

Lucid’s mission is to inspire the adoption of sustainable energy by creating the most captivating electric vehicles, centered around the human experience. The company’s first car, Lucid Air, is a state-of-the-art luxury sedan with a California-inspired design underpinned by race-proven technology. Lucid Air features a luxurious full-size interior space in a mid-size exterior footprint. Customer deliveries of Lucid Air, which is produced at Lucid’s new factory in Casa Grande, Arizona, are planned to begin in late October.

Media Contact

media@lucidmotors.com

Trademarks

This communication contains trademarks, service marks, trade names and copyrights of Lucid Group, Inc. and its subsidiaries and other companies, which are the property of their respective owners.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations related to the start of production and deliveries of the Lucid Air and Lucid Gravity, the performance, range, and other features of the Lucid Air, construction and expansion of the Company’s AMP-1 manufacturing facility, and the promise of the Company’s technology. These statements are based on various assumptions, and actual events and circumstances may differ. Forward-looking statements are subject to a number of risks and uncertainties, including factors discussed in the Company’s Registration Statement on Form S-1, as amended, the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, in each case, under the heading “Risk Factors,” as well as other documents of the Company that are filed, or will be filed, with the Securities and Exchange Commission. If any of these risks materialize or the Company’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

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